EXHIBIT 5.1

CLIFFORD CHANCE US LLP 31 West 52nd Street New York, NY 10019-6131 Tel +1 212 878 8000 Fax +1 212 878 8375 www.cliffordchance.com

July 12, 2016

Retail Opportunity Investments Corp. Retail Opportunity Investments Partnership, LP 8905 Towne Centre Drive, Suite 108 San Diego, California 92122

Ladies and Gentlemen:

We have acted as counsel to Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), and Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the registration statement on Form S-3 (Registration Nos. 333-211521, 333-211521-01) (the “Registration Statement”), as filed on May 23, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We are furnishing this letter to you in connection with the offer and sale by the Company of 6,555,000 shares (the “Shares”) of its common stock, par value $0.0001 per share, which are to be sold by the Company pursuant to an Underwriting Agreement, dated July 6, 2016 (the “Underwriting Agreement”), by and among the Company, the Operating Partnership and Jefferies LLC, J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. as representatives of the several underwriters named in Schedule A thereto.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares, in accordance with the resolutions of the board of directors of the Company, the Shares will be legally issued, fully paid, and nonassessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement and the prospectus supplement thereto related to the offering of the Shares. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP